As Filed with the United States Securities and Exchange Commission on
                    April 29, 2003. Registration No. 333-
 ----------------------------------------------------------------------------
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                               JOHNSON & JOHNSON
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEW JERSEY                                    22-1024240
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)
                               ----------------
         ONE JOHNSON & JOHNSON PLAZA, NEW BRUNSWICK, NEW JERSEY 08933
         (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                     SCIOS INC. 1992 EQUITY INCENTIVE PLAN
                 SCIOS INC. 1996 NON-OFFICER STOCK OPTION PLAN
                           (FULL TITLE OF THE PLANS)
                               ----------------
                             JOHN T. CRISAN, ESQ.
                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                       NEW BRUNSWICK, NEW JERSEY 08933
                                (732) 524-0404
         (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                   COPY TO:
                         ROBERT I. TOWNSEND, III, ESQ.
                          CRAVATH, SWAINE & MOORE LLP
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019
                                (212) 474-1000
                               ----------------

                        CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES     AMOUNT TO BE    PROPOSED MAXIMUM    PROPOSED MAXIMUM         AMOUNT OF
 TO BE REGISTERED        REGISTERED      OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION FEE
                                           PER SHARE             PRICE (1)

Common Stock, par         7,010,000           N/A            $397,677,300             $32,173
value $1.00 per share

1. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The calculation of the registration fee for the shares is based on $56.73, which is the average of the high and low prices of Johnson & Johnson common stock, par value $1.00 per share, on April 25, 2003 on the New York Stock Exchange.

                            Introductory Statement

     Johnson & Johnson, a New Jersey corporation ("Johnson & Johnson" or the "registrant") is filing this Form S-8 (the "Registration Statement") relating to the sale of up to 7,010,000 shares of common stock, par value $1.00 per share, of Johnson & Johnson ("Johnson & Johnson Common Stock") issuable upon the exercise of stock options granted under the Scios Inc. 1992 Equity Incentive Plan and the Scios Inc. 1996 Non-Officer Stock Option Plan (collectively, the "Plans").

     On April 29, 2003, Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson ("Merger Sub"), was merged with and into Scios Inc., a Delaware corporation ("Scios"). As a result of such merger (the "Merger"), Scios became a wholly owned subsidiary of Johnson & Johnson and each outstanding share (other than shares directly owned by Johnson & Johnson, Merger Sub or Scios) of common stock, par value $0.001 per share, of Scios ("Scios Common Stock") was converted into the right to receive $45.00 in cash. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of Scios Common Stock, but instead will constitute an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the completion of the Merger, the number of shares of Johnson & Johnson Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Scios Common Stock subject to such option by 0.7980, at a price per share of Johnson & Johnson Common Stock equal to (i) the aggregate exercise price for the shares of Scios Common Stock otherwise purchasable pursuant to such option divided by (ii) the aggregate number of shares of Johnson & Johnson Common Stock deemed purchasable pursuant to such option.


                                    PART II
                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     Johnson & Johnson has filed the following documents with the SEC. They are incorporated in this document by reference:

     (a) Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

     (b) Johnson & Johnson's Current Report on Form 8-K filed on April 29, 2003; and

     (c) the description of Johnson & Johnson Common Stock set forth in Johnson & Johnson's Registration Statements filed pursuant to
          Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of Johnson & Johnson's Annual Report on Form

10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the issuance of the shares of Johnson & Johnson Common Stock being registered hereby has been passed upon for Johnson & Johnson by John T. Crisan, Esq., Assistant General Counsel and Assistant Secretary of Johnson & Johnson. Mr. Crisan is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson Common Stock.

Item 6.  Indemnification of Directors and Officers.

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The registrant's restated certificate of incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors or officers, no director or officer of the registrant shall be personally liable to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders.

     The by-laws of the registrant provide that to the full extent permitted by the laws of the State of New Jersey, the registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the registrant or, while serving as a director or officer of the registrant, is or was at the request of the registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under such by-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the by-laws shall be a contract right enforceable by an Indemnitee against the registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the by-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the by-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the by-laws shall deprive any Indemnitee of any rights under the by-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     The registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the registrant, or are or were serving, shall serve, or shall have served, at the request of the registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     See Exhibit Index.

Item 9.  Undertakings.

(a) The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New Brunswick, New Jersey on April 29, 2003.


                                  JOHNSON & JOHNSON

                                  By
                                      /s/ J. T. Crisan
                                      --------------------------------------
                                      Name:  J. T. Crisan
                                      Title::  Assistant General Counsel and
                                               Assistant Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
M. H. Ullmann and J. T. Crisan, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, including any subsequent Registration Statements pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting onto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                        Title                         Date

/s/ W. C. Weldon         Chairman, Board of Directors and      April 29, 2003
---------------------      Chief Executive Officer and
W. C. Weldon                       Director
                         (Principal Executive Officer)


/s/ R. J. Darretta       Executive Vice President; Chief       April 29, 2003
---------------------    Financial Officer and Director
R. J. Darretta           (Principal Financial Officer)


/s/ S. J. Cosgrove                  Controller                 April 29, 2003
---------------------    (Principal Accounting Officer)
S. J. Cosgrove

    Signature                        Title                         Date


/s/ G. N. Burrow
-----------------                   Director                   April 29, 2003
G. N. Burrow


/s/ J. G. Cullen
-----------------
J. G. Cullen                        Director                   April 29, 2003


/s/ M. J. Folkman
-----------------
M. J. Folkman                       Director                   April 29, 2003


/s/ A. D. Jordan
-----------------                   Director                   April 29, 2003
A. D. Jordan


/s/ A. G. Langbo
-----------------                   Director                   April 29, 2003
A. G. Langbo


/s/ J. T. Lenehan
-----------------       Vice Chairman, Board of Directors and  April 29, 2003
J. T. Lenehan                      Director


/s/ L. F. Mullin
-----------------                   Director                   April 29, 2003
L. F. Mullin


/s/ D. Satcher                      Director                   April 29, 2003
-----------------
D. Satcher


/s/ H. B. Schacht
-----------------                   Director                   April 29, 2003
H. B. Schacht

                               INDEX TO EXHIBITS

Exhibit Number                      Exhibit Description

4.1 Provisions of the Restated Certificate of Incorporation of Johnson & Johnson effective May 22, 2001, that that define the rights of security holders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarter ended July 1, 2001).

4.2 Provisions of the By-laws of Johnson & Johnson, as amended effective June 11, 2001, that define the rights of security holders of Johnson & Johnson (incorporated by reference to Exhibit 99.2 of Johnson & Johnson's Quarterly Report on Form 10-Q for the quarter ended July 1, 2001).

5.1 Opinion of John T. Crisan, Assistant General Counsel and Assistant Secretary of Johnson & Johnson, regarding the legality of the Securities being issued.

23.1           Consent of PricewaterhouseCoopers LLP.

23.2 Consent of John T. Crisan, Assistant General Counsel and Assistant Secretary of Johnson & Johnson (included in Exhibit 5.1).

24 Powers of Attorney (included in the signatures page of this registration statement on Form S-8).

                                                                  Exhibit 5.1



                       [Letterhead of Johnson & Johnson]





April 29, 2003

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Dear Ladies and Gentlemen:

     I am Assistant General Counsel and Assistant Secretary of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 7,010,000 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), which will be issuable upon the exercise of stock options granted under the Scios Inc. 1992 Equity Incentive Plan and the Scios Inc. 1996 Non-Officer Stock Option Plan (collectively, the "Plans"), which have been assumed by the Company in connection with the merger of Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Scios Inc., a Delaware corporation ("Scios"), pursuant to the terms of the Agreement and Plan of Merger dated as of February 10, 2003, among the Company, Merger Sub and Scios.

     I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as bases for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement when issued upon the exercise of stock options under the Plans will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.


                                        Very truly yours,


                                          /s/ John T. Crisan
                                        ---------------------------
                                        Name: John T. Crisan
                                        Title:   Assistant General Counsel and
                                                 Assistant Secretary

                                                                  Exhibit 23.1
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Johnson & Johnson of our report dated January 20, 2003, except for Note 22 for which the date is February 10, 2003 relating to the financial statements of Johnson & Johnson, which appears in the Johnson & Johnson 2002 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 29, 2002. We also consent to the incorporation by reference of our report dated January 20, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP


New York, New York
April 25, 2003